Exhibit 10.10

December 12, 2022

SUPER HI INTERNATIONAL HOLDING LTD.

and

Yihai International Holding Ltd.

Master Purchase Agreement

This Agreement was signed by and between the parties on December 12, 2022:

Party A:

Yihai International Holding Ltd. (On behalf of itself and its subsidiaries)

Address: Room 1810, 2500 Zhenbei Road, Putuo District, Shanghai

Party B:

SUPER HI INTERNATIONAL HOLDING LTD. (On behalf of itself and its subsidiaries)

Address: 5/F, No. 6, Songlei Business Office Building, No. 10, Xiaotieying, Nan San Huan Zhong Road, Fengtai District, Beijing

WHEREAS,

(A)	Party B needs to purchase from Party A: (l) special hotpot condiment and compound seasonings (collectively, the "special seasonings") for Party B's internal use; and (2) hotpot condiment, hotpot sauce and compound seasonings uniformly exported by Party A (collectively, the "export seasonings") for displaying to the consumers and selling in the hotpot restaurants operated by Party B. The above "special seasonings" and "export seasonings" are collectively referred to as the "subject seasonings"; (3) instant food products such as self-heating hotpots ("instant food products" and, together with the subject seasonings, the "subject products").

(B)	Therefore, the parties have mutually and amicably reached this Agreement on an equal and voluntary basis through friendly consultation, as follows:

Article 1 Product Sales

1.1	Party A agrees to supply the subject products to Party B, while Party B agrees to purchase subject products from Party A, according to the terms of this Agreement during the agreement period. As of the date of this Agreement, the special seasonings supplied by Party A to Party B will be adjusted as required by Party B from time to time; the export seasonings supplied by Party A to Party B shall be those currently uniformly exported by Party A and those developed for sales from time to time in the future, which will be displayed and sold to consumers in the restaurants operated by Party B; the instant food products to be supplied by Party A to Party B shall be determined by the parties according to the types of products required from time to time.

1.2	The price at which Party B purchases the special seasonings from Party A shall be negotiated on an arm's length basis between the parties with full and comprehensive reference to (a) the past transaction prices; (b) the composition of the cost and expense, including the cost of raw materials, selling and administrative expenses; (c) the level of net profit rate on similar transactions between Party A and unrelated independent third parties; and (d) the market price for the supply of the corresponding products to other independent third parties, including the cost of raw materials, selling and administrative expenses. The final transaction price shall be determined or adjusted with reference to the relevant internal systems of Party A and Party B for the management of their respective connected transactions. The final terms of the transaction for the sale of the special seasonings by Party A to Party B shall be no less favorable than the terms of the transaction for the sale of the seasoning products by Party A to an independent third-party distributor.

1.3	The price at which Party B purchases the export seasonings from Party A shall be determined and adjusted by reference to (a) the cost and expense components; and (b) the market price at which similar products are sold. Price adjustments for the export seasonings shall be made by mutual agreement. The final terms of the transaction for the sale of the export seasonings by Party A to Party B shall be no less favorable than the terms of the transaction for the sale of the export seasonings by Party A to an independent third-party distributor.

1.4	The price at which Party B purchases the instant food products from Party A shall be determined by reference to (a) the cost and expense components, including the cost of raw materials, selling and administrative expenses; and (b) the market price at which similar products are supplied to other independent third parties. Price adjustments for the instant food products shall be made by mutual agreement. The final terms of the transaction for the instant food products shall be no less favorable than those for transactions with independent third-party distributors.

1.5	During the term of this Agreement, the specific terms of the sale of the subject products from Party A to Party B, including the quantity, category, unit price and delivery date of the subject products, will be agreed upon in the form of a separate specific sales contract or order signed by the parties.

1.6	Settlement of payments for subject products shall be handled promptly and properly according to the agreed-upon settlement methods by the parties. In respect of the subject products supplied by Party A to Party B's stores (i.e. stores outside China, excluding Hong Kong, Macao and Taiwan), settlement shall be made on the basis of the actual quantity shipped per order.

Article 2 Ownership and Use Rights of the Formula of the Special Seasonings

2.1	The formula Party A uses in supplying the special seasonings to Party B (the "special seasoning formula") is different from that Party A uses in producing other seasonings. Party A and Party B confirm that Party A will not infringe Party B's rights in the formula used by Party A in the production of other seasonings supplied to any third parties other than Party B.

2.2	Party A undertakes that:

(1)	Party A shall keep the special seasoning formula known to it in the course of production and processing strictly confidential, and shall not disclose any information relating to the formula of the special seasonings to any third party without Party B's written consent, and Party A will use its reasonable endeavors to ensure that its employees and the third party suppliers to whom it has commissioned the production of the special seasonings ("Party A’s commissioned manufacturers") comply with the undertakings and obligations as stipulated in this Article;

(2)	Party A shall not supply special seasonings produced using the special seasoning formula to Party B’s principal competitor without Party B’s written consent, and Party A shall use its reasonable endeavors to cause Party A’s commissioned manufacturers to comply with the undertakings and obligations as stipulated in this Article; and

(3)	The undertakings and obligations as stipulated in this Article shall be effective during the term of this Agreement and for five years following the termination hereof if it is not renewed or terminated for any reason.

2.3	Party B undertakes that, during the term of this Agreement:

(1)	Party B has the ownership right of the special seasoning formula;

(2)	Subject to Article 2.2, Party B authorizes Party A and Party A’s commissioned manufacturers to use the special seasoning formula in producing the special seasonings supplied to Party B;

(3)	Without Party A's written consent, Party B shall not authorize any third parties other than Party A and Party A's commissioned manufacturers to use the special seasoning formula for production, processing and sales, except for the cases as stipulated in Article 4.1 of this Agreement.

2.4	If Party A and Party B jointly research, develop and improve the formula based on the special seasoning formula and produce a new special seasoning formula (the "jointly modified formula"), Party B owns the ownership right of the jointly modified formula and Party A owns the right to use the jointly modified formula. Party A and Party B will sign a supplemental agreement (such as Appendix I) for this jointly modified formula. The jointly modified formula and the special seasonings produced using the jointly modified formula shall be subject to all of the covenants herein with respect to the "special seasoning formula" and the "special seasonings".

2.5	If Party A independently develops and improves the special seasoning formula and produces a new special seasoning formula ("independently developed new formula"), Party A shall have the right of ownership of the independently developed new formula, unless otherwise agreed by the parties. If Party A and Party A's commissioned manufacturers supply Party B with special seasonings produced using the independently developed new formula, Party A and Party B will enter into a supplemental agreement (such as Appendix II) in respect of the independently developed new formula, and such independently developed new formula and the special seasonings produced using such independently developed new formula shall be subject to all of the covenants herein with respect to "special seasoning formula" and "special seasonings". The parties understand that this arrangement does not affect the ownership of the formula.

Article 3 Ownership and Use Rights of the Formula of the Export Seasonings and Instant Food Products

The ownership and use rights of the formula of the export seasonings and instant food products shall belong to Party A.

Article 4 Rights and Obligations of Party A

4.1	During the term of this Agreement: (1) when Party A and Party B determine the types of special seasonings to be used in Party B's stores and Party A can consistently meet the conditions for batch and standardized production, Party A becomes the supplier of the subject products for Party B's stores; (2) Party A is the exclusive supplier of the export seasonings and instant food products for Party B. In the event that Party A is unable to supply Party B with the above subject products in accordance with the quantity as agreed in the specific sales contract or order, or the quality of the subject products supplied by Party A does not meet Party B's requirements, if the issue is not resolved within a reasonable period of time (a maximum of 30 days) after consultation between the parties, Party B may purchase the subject products through other suppliers, and the specific operation mode shall be separately agreed upon by the parties.

4.2	The packaging of subject products provided by Party A to Party B must be secure for their safety in transit. If Party B has specific packaging requirements for subject products, they shall be stated in the specific sales contract, and any additional packaging cost incurred shall be borne by Party B.

4.3	For the subject product with a shelf life, if the remaining shelf life is more than 2/3 of the total shelf life, Party A can ship the product; if the remaining shelf life is less than 2/3 of the total shelf life, Party A must obtain Party B’s consent before delivery.

4.4	The ownership of subject products purchased by Party B shall, upon the delivery and acceptance at the specified address, be transferred, and the risks in transit before the ownership transfer shall be borne by Party A.

Article 5 Rights and Obligations of Party B

5.1	In the event of over-delivery or mis-delivery of subject products by Party A, Party B shall properly maintain detailed records in this regard and notify Party A of this within 10 days upon receipt. Without Party A's consent, Party B shall not use the excess or mis-delivered subject products.

5.2	Party B confirms that during the period of cooperation between Party A and Party B, the special seasonings purchased by Party B from Party A can only be used in the hotpot restaurants operated by Party B; the export seasonings and instant food products purchased by Party B from Party A shall only be used for the purpose of displaying and selling to the consumers in the hotpot restaurants operated by Party B as well as on the on-line platform; and Party B shall not consign or resell the subject products to any third party distributor.

Article 6 Term

6.1	This Agreement shall be valid from the date of listing of Party B on the Main Board of the Hong Kong Stock Exchange to December 31, 2023, subject to the due execution of this Agreement by the parties and the approval of the shareholders at the general meetings of both companies.

6.2	Upon expiration of this Agreement and in compliance with relevant laws and regulations (including but not limited to the Listing Rules) and the requirements of the securities regulatory authorities, unless the parties reach a written agreement to terminate the Agreement, this Agreement shall automatically renew for a three-year period each time without limitation on the number of renewals. Other terms thereof during the extension period shall be adjusted by mutual negotiation based on the actual circumstances at that time.

Article 7 Matters under the Listing Rules

Given that Party A is a company listed on the Main Board of the Hong Kong Stock Exchange (stock code: 1579) and Party B currently intends to apply for listing on the Main Board of the Hong Kong Stock Exchange, the parties hereby agree as follows:

7.1	During the term of this Agreement, Party B agrees to provide all necessary information and assistance to the independent non-executive directors of Party A (if applicable) and/or its auditors and legal advisers to assist Party A in fulfilling its obligations as a company listed on the Main Board of the Hong Kong Stock Exchange and making the relevant disclosures as required by the relevant securities regulatory rules.

7.2	During the term of this Agreement, Party A agrees to provide all necessary information and assistance to the independent non-executive directors of Party B (if applicable), its auditors and legal advisers to assist Party B in making the relevant disclosures as required by the relevant securities regulatory rules and fulfilling its obligations as a company listed on the Main Board of the Hong Kong Stock Exchange after its listing.

7.3	Each Party agrees that it will specify in writing the purposes for which the information will be used when it makes a request for information from the other Party in accordance with Articles 7.1 and 7.2 of this Agreement and will use such information strictly in accordance with the purposes for which it has been so specified.

7.4	If any transaction under this Agreement and any amendment, variation, revocation or re-signing of this Agreement constitutes a connected transaction under the Listing Rules, and such transactions are subject to reporting, announcement and/or approval of Party A's independent shareholders and Party B's independent shareholders (if required) (or relevant exemption from the Hong Kong Stock Exchange) and/or compliance with other relevant securities regulatory requirements under the Listing Rules, the performance of this Agreement and such transactions is conditional upon the obtaining of the approval of the independent shareholders of Party A and the independent shareholders of Party B (if required) (or the obtaining of the relevant exemption from the Hong Kong Stock Exchange) and compliance with other relevant securities regulatory requirements.

7.5	During the term of this Agreement, the parties agree to make best efforts to keep the amount of the relevant transactions under the Agreement within the annual cap as disclosed in the prospectuses or announcements issued by the parties prior to the date of signing of this Agreement. In the event that the transaction amount between the parties is expected to exceed such cap, the parties shall respectively convene a general meeting as soon as possible in accordance with the Listing Rules to consider and approve the new annual cap (if applicable).

Article 8 Declarations, Undertakings, and Warranties of the Parties

8.1	Declarations, Undertakings, and Warranties of Party A:

8.1.1	Party A is an entity established and validly existing in accordance with the laws of its place of registration, possessing full power and legal capacity to sign, deliver, and perform this Agreement;

8.1.2	The signing of this Agreement by Party A or the performance of its obligations under this Agreement does not violate any other agreements entered into or its articles of association, nor does it violate any laws, regulations, or provisions;

8.1.3	Party A has obtained the internal authorizations, government approvals, licenses, and consents (if required) necessary for the signing and performance of this Agreement. The signatory of this Agreement represents Party A with authorization;

8.2	Declarations, Undertakings, and Warranties of Party B:

8.2.1	Party B is an entity established and validly existing in accordance with the laws of its place of registration, possessing full power and legal capacity to sign, deliver, and perform this Agreement;

8.2.2	The signing of this Agreement by Party B or the performance of its obligations under this Agreement does not violate any other agreements entered into or its articles of association, nor does it violate any laws, regulations, or provisions;

8.2.3	Party B has obtained the internal authorizations, government approvals, licenses, and consents for the signing of this Agreement (if required). The signatory of this Agreement represents Party B with authorization;

Article 9 Amendment and Termination of the Agreement

9.1	Any change to this Agreement shall be subject to the consent of the parties and shall only be effective when made in writing.

9.2	This Agreement shall be terminated under the following conditions:

9.2.1	Written termination by the parties within the validity period of this Agreement; or

9.2.2	Termination of this Agreement in accordance with laws, regulations, or judgments, rulings, or decisions made by competent courts or securities regulatory authorities.

Article 10 Force Majeure

10.1	Force majeure refers to an objective event that is unforeseeable, unavoidable and insurmountable by either party or the parties, including, but not limited to, wars, earthquakes, floods, fires, wars, strikes, and significant changes in the legal environment and policy environment.

10.2	If either party is unable to perform any obligations due to a force majeure event, the time for performing the obligations under this Agreement affected by the force majeure event shall be extended, and the extended time shall be equal to the delay caused by the force majeure event. The party claiming to be affected by a force majeure event shall reduce or eliminate the impact of the force majeure event and shall endeavor to resume the performance of obligations affected by the force majeure event within the shortest possible time. In the event of a force majeure event, neither party shall be liable for any damages, increased costs or losses suffered by the other party as a result of the inability or delay in the performance of its obligations due to the force majeure event.

10.3	The party affected by the force majeure event shall notify the other party within 10 days of the occurrence of the force majeure event and provide such evidence as may be available to it.

10.4	If the performance of this Agreement is prevented by a force majeure event for a period of up to 60 days, either party to this Agreement shall have the right to terminate this Agreement by written notice.

10.5	During the occurrence of a force majeure event, the parties shall continue to perform this Agreement in all other aspects except for the aspects affected by the force majeure event.

Article 11 Confidentiality

The parties undertake not to disclose to any third party, at any time or under any circumstances, any such confidential information of the other party as they learn (including but not limited to prices, sales data, knowledge, technology, proprietary information, product formulas, etc., relating to business secrets), or use such information for their or others' improper benefits. Otherwise, the defaulting party shall be liable for all losses incurred by the non-defaulting party.

Article 12 Liability for Breach

Unless otherwise stipulated in this Agreement, if either party fails to perform or fails to fully perform the obligations as stipulated in this Agreement, or violates the declarations, warranties, or commitments made in this Agreement, it shall be deemed as a breach by that party. If such breach causes losses to the other party, the party in question shall compensate the other party for the losses suffered. However, if the parties negotiate to handle the procedures for changing or rescinding this Agreement, they shall not proceed in accordance with the breach.

Article 13 Miscellaneous

13.1	Where any clause of this Agreement is illegal, null and void, or unenforceable, such clause shall not affect the legality, validity, or enforceability of any other clause hereof unless closely related to other clauses.

13.2	Unless with prior written consent from either party to this Agreement, the other party thereto shall not assign its rights and obligations under this Agreement.

13.3	Any modification, revision, or supplement to this Agreement shall be made by a written agreement signed by the parties and shall become effective after obtaining the corporate action approval as required by their organizational documents and shall be an integral part of this Agreement.

13.4	Correspondence such as letters, faxes, and emails, confirmed by the parties, shall be considered as part hereof and shall have the equal effect as this Agreement.

13.5	This Agreement shall be governed by the Hong Kong laws and interpreted and enforced in accordance with the Hong Kong laws.

13.6	In case of any disputes related to the interpretation or execution of this Agreement, the parties involved shall endeavor to resolve such disputes through friendly consultation conducted by representatives appointed by each party for this purpose. Where either of the parties to this Agreement fails to resolve such disputes in the manner as stated above within 60 days after the occurrence of any dispute, the other party thereto may initiate legal proceedings in the courts at the domicile of Party A. During the occurrence of any dispute and the litigation of any dispute, besides the matters in dispute, the parties shall continue to exercise their respective rights and perform their respective obligations hereunder

13.7	This Agreement is made in Chinese in triplicate, with Party A holding one duplicate and Party B holding two duplicates. Each original shall have the equal legal effect.

Article 14 Definitions and Interpretations

14.1	Unless otherwise provided in the context, the following terms herein shall have the following meanings:

"Hong Kong Stock Exchange" refers to the Stock Exchange of Hong Kong Limited;

"Listing Rules" refers to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited;

"Subsidiary" has the same meaning as in the Listing Rules;

"China" refers to the People's Republic of China, for the purpose of this Agreement, including the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan.

14.2	Unless otherwise stipulated in this Agreement:

14.2.1	"Party" includes the successor to its claims and debts;

14.2.2	"Clause" refers to the clauses hereof;

14.2.3	The term "Party A" for the purpose of this Agreement shall include its subsidiaries;

14.2.4	The term "Party B" for the purpose of this Agreement shall include its subsidiaries;

14.2.5	This Agreement shall be interpreted as such an agreement as may be extended, modified, changed, or supplemented from time to time; and

14.2.6	The headings of the clauses of this Agreement are for ease of reference only and do not have any legal effects or affect the interpretation of this Agreement.

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(No text below, it is only a signature page to the Master Purchase Agreement)

Yihai International Holding Ltd.

Authorized Representative: /s/ Qiang Guo

SUPER HI INTERNATIONAL HOLDING LTD.

Authorized Representative: /s/ Zhaocheng Zhou

Appendix I

Supplemental Agreement for Jointly Modified Formula

Appendix II

Supplemental Agreement for Independently Developed New Formula